EXHIBIT 10.2

CONSULTING AGREEMENT

This Agreement is made effective as of the 8th day of August, 2013, by and between United Health Products, Inc., ("the Company") a corporation duly organized and existing under the laws of Nevada, with offices at c/o Morse & Morse, PLLC, 1400 Old Country Road, Suite 302, Westbury, NY 11590 and Douglas Beplate ("the Consultant") whose address is on file with the Company.

W I T N E S S E T H:

WHEREAS, the Company has hemostatic gauze products for which its overseas manufacturer has obtained through the FDA 510(k) approval to help control superficial bleeding from open wounds and in body cavities; and

WHEREAS, the Company is seeking to market its hemostatic gauze products in the medical and dental arena and to hospitals, emergency medical service companies, veterinary markets, military, state and national government agencies and, in particular, in the dialysis market; and

WHEREAS, the Consultant has expertise in developing sales and marketing for healthcare products; and

WHEREAS, the Parties agree that the Company shall retain the Consultant for the exclusive purpose of developing and marketing its hemostatic gauze products; and

WHEREAS, the Consultant has been performing these services on behalf of the Company since the beginning of the Company’s second quarter and the Company now wishes to memorialize its arrangement in writing.

NOW, THEREFORE, it is agreed as follows:

1.
The Company shall pay the Consultant a fee of 6,000,000 shares of its Common Stock as a signing bonus based upon a value as determined by the Board of Directors of $.04 per share. It is agreed by the Parties that the 6,000,000 shares shall be issued under the Company’s 2013 Employee Benefit and Consulting Services Compensation Plan and that no shares shall be issued to Consultant until the Plan has been filed on Form S-8 with the Securities and Exchange Commission. The Company recognizes that the Consultant will have to provide a substantial amount of his time to develop the sales and marketing strategy and distribution for the Company’s hemostatic gauze products.

2.	At such time as the Company’s sales of its hemostatic gauze products exceed $10 million, the Company shall pay the Consultant a cash commission of ½ of 1% on all sales achieved by the Company.

3.
The Consultant shall perform the services hereunder as an independent contractor and at such time and in such manner as determined by the Consultant. No provision in this Agreement shall be construed to preclude Consultant from pursuing other projects.

4.	This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

5.
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

6.
No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both Parties hereto. No waiver of any other provisions hereof (whether or no similar) shall be binding unless executed in writing by both Parties hereto nor shall such waiver constitute a continuing waiver.

7.	This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

8.	The Parties agree that should any dispute arise in the administration of this Agreement, that the agreement shall be governed and construed by the Laws of the State of New York.

9.
This Agreement contains the entire agreement between the Parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the Parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

UNITED HEALTH PRODUCTS, INC.

BY:_____________________________ Dr. Phillip Forman, Chief Executive Officer	_______________________________ Douglas Beplate,